Exhibit 1(m)


                          SENTINEL GROUP FUNDS, INC.
                            ARTICLES SUPPLEMENTARY
                  CREATING ADDITIONAL CLASSES OF COMMON STOCK


         SENTINEL GROUP FUNDS, INC., a Maryland corporation having its principal Maryland office c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202 (hereinafter called the
"Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation (the "Board of Directors") by its Amended and Restated Articles of Incorporation, as amended (the "Charter"), the Board of Directors, at a meeting duly convened and held on June 14, 2001, adopted resolutions reclassifying twenty million (20,000,000) of the authorized but unissued shares of common stock as Class C shares of Sentinel Small Company Fund (the "Class C Shares"), par value $0.01 per share and of the aggregate par value of two hundred thousand dollars ($200,000).

         SECOND: The preferences, designations, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption are as follows, which upon any restatement of the Charter shall be made part of Article SIXTH, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof:

                  The Class C Shares shall represent the same interest in the Corporation and have identical preferences, designations, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as the shares of common stock as of the date of these Articles Supplementary, except as otherwise set forth in the Charter and further except that:

                  (i) Expenses related to the distribution of the Class C Shares shall be borne solely by such class and such class shall have exclusive voting rights with respect to matters relating to the expenses being borne solely by such class; and

                 (ii) Such distribution expenses borne solely by Class C Shares shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of such class.



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         IN WITNESS WHEREOF, SENTINEL GROUP FUNDS, INC. has caused these
Articles Supplementary to be signed in its name and on its behalf by its President and attested by its Secretary on the 9th day of July, 2001.

                                     SENTINEL GROUP FUNDS, INC.



                                     By /s/ Joseph M. Rob
                                        -------------------------
                                        Joseph M. Rob
                                        President


Attest:



/s/ D. Russell Morgan
----------------------------
D. Russell Morgan
Secretary



         THE UNDERSIGNED, President of SENTINEL GROUP FUNDS, INC. (the "Corporation"), who executed on behalf of the Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of the Corporation, the foregoing Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, further certifies that, to the best of his knowledge, information and belief, these matters and facts contained are true in all material respects and that this statement is made under the penalties for perjury.




                                            /s/ Joseph M. Rob
                                            --------------------------
                                            Joseph M. Rob
                                            President

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